SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)





                          THE NASDAQ STOCK MARKET, INC.
                          -----------------------------
                                (Name of Issuer)



                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)



                                     631103
                                     ------
                                 (CUSIP Number)



                                February 21, 2002
                                  March 8, 2002
                                 August 8, 2002
                                 August 13, 2002
                                 August 26, 2002
                                October 15, 2002
                                ----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

| |    Rule 13d-1(b)
| |    Rule 13d-1(c)
|X|    Rule 13d-1(d)


                                Page 1 of 4 Pages

                                  SCHEDULE 13G

------------------------                                ------------------------
CUSIP No. 631103                                              Page 2 of 4 Pages
------------------------                                ------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON (ENTITIES ONLY)

        The National Association of Securities Dealers, Inc.
        IRS # 53-0088710
--------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [   ]
        Not applicable                                               (b) [   ]
--------------------------------------------------------------------------------

3       SEC USE ONLY

--------------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------

                                 5       SOLE VOTING POWER

                                        43,225,976
                                ------------------------------------------------
           NUMBER OF
            SHARES               6       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY             ------------------------------------------------
             EACH
           REPORTING             7       SOLE DISPOSITIVE POWER
            PERSON
             WITH                        43,205,146
                                ------------------------------------------------

                                 8       SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        43,225,976
--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                         [   ]
--------------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        55.2%
--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON

          OO
--------------------------------------------------------------------------------


                                Page 2 of 4 Pages

                                                             SCHEDULE 13G

Item 1 (a)    Name of Issuer:

              The Nasdaq Stock Market, Inc.

Item 1 (b)    Address of Issuer's Principal Executive Offices:

              One Liberty Plaza
              New York, New York 10006

Item 2 (a)    Name of Person Filing:

              The National Association of Securities Dealers, Inc.

Item 2 (b)    Address of Principal Business Office:

              1735 K Street, N.W.
              Washington, DC 20006

Item 2 (c)    Citizenship:

              Delaware

Item 2 (d)    Title of Class of Securities:

              Common Stock, par value $0.01 per share

Item 2 (e)    CUSIP Number:

              631103

Item 3        Not Applicable

Item 4        Ownership:

              (a)   Amount Beneficially Owned: 43,225,976
              (b)   Percent of Class:  55.2%
              (c)   Number of Shares as to which the person has:

                    (i)     Sole power to vote or to direct the vote:
                            43,225,976

                    (ii)    Shared power to vote or to direct the vote:

                    (iii) Sole power to dispose or to direct the disposition of: 43,205,146

                    (iv) Shared power to dispose or to direct the disposition of:


Item 5        Ownership of Five Percent or Less of a Class:

              Not Applicable


                                Page 3 of 4 Pages

Item 6        Ownership of More than Five Percent on Behalf of Another Person:

              Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

              Not Applicable

Item 8        Identification and Classification of Members of the Group:

              Not Applicable

Item 9        Notice of Dissolution of Group:

              Not Applicable

Item 10       Certification:

              Not Applicable

SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:            April 3, 2003




/s/ T. Grant Callery
----------------------------------------------
Signature

Name:  T.  Grant Callery
Title:  Senior Vice President and General Counsel


                                Page 4 of 4 Pages